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                                  EXHIBIT 10.18

                            THIRD AMENDMENT TO LEASE

      THIS THIRD AMENDMENT TO LEASE ("Third Amendment") is made effective as of _______________________, 2000 (the "Effective Date"), by and between DENVER HINES DEVELOPMENT, LLC, a Delaware limited liability company ("Landlord"), and TANNING TECHNOLOGY CORPORATION, a Delaware corporation ("Tenant").

                              W I T N E S S E T H:

      WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated June 3, 1998, as amended by a First Amendment to Lease dated March 11, 1999, and by a Second Amendment to Lease dated May 28, 1999 (as amended to date, the "Lease"); and

      WHEREAS, the parties hereto now desire to amend the Lease, as set forth herein but not otherwise.

      NOW, THEREFORE, in consideration of the covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. Defined Terms. For purposes of this Third Amendment, capitalized terms and other defined items used herein but not defined herein shall have the meanings ascribed to them in the Lease. In the event any of the terms of the Lease conflict with the terms of this Third Amendment, the terms of this Third Amendment shall control.

      2. Increase in Premises. Commencing on the Effective Date, the Premises shall be increased from approximately 50,114 square feet of Rentable Area located on a portion of Floor 11 and all of Floors 12 and 13 of the Building (the "Existing Premises"), to include approximately 24,992 additional square feet of Rentable Area, consisting of all of Floor 3 of the Building, as shown on Exhibit A attached hereto and incorporated herein by this reference (the "Expansion Premises"), for a total of approximately 75,106 square feet of Rentable Area. From and after the Effective Date, the term "Premises" as used in the Lease shall be deemed to mean and include the Existing Premises and the Expansion Premises.

      3. Term. The Term of the Lease with respect to the Expansion Premises shall commence on the Effective Date, and shall run until the Expiration Date for the Existing Premises. Tenant's obligation to pay Rent for the Expansion Premises shall commence on January 1, 2001 ("Expansion Rent Commencement Date"), or any deferred Expansion Rent Commencement Date that may apply under Exhibit D-1 to this Third Amendment.

      4. Rent for the Expansion Premises. Commencing on the Expansion Rent Commencement
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Date, Tenant shall pay, as Annual Rent for the Expansion Premises, an amount determined pursuant to Section 3 of the Lease, based on an annual amount per square foot of Rentable Area of the Expansion Premises for each Lease Year (which amount per square foot includes the Initial Operating Expenses Basic Cost, as defined in the Lease), as follows:

                           LEASE YEAR                          ANNUAL RATE PER
                                                            RENTABLE SQUARE FOOT

Lease Years 1 and 2                                                $26.50

Lease Year 3 and 4                                                 $27.50

Lease Years 5 and 6 and remaining                                  $28.50
Months until Expiration Date

      The term "Lease Year", for purposes of this Third Amendment, shall mean each twelve (12) month period beginning with the Expansion Rent Commencement Date, or any anniversary thereof, and ending at midnight on the date which is one day prior to the same date one (1) year later. If the Leased Year is not concurrent with a Calendar Year, the Landlord reserves the right at any time to make all adjustments provided for herein or in the Lease on a Calendar Year basis, with an appropriate proration for the Lease Years in which such conversion is made and in which the Term ends, and "Lease Year" as used in any portion of the Lease or herein pertaining to such adjustments shall thereafter be deemed to refer to "Calendar Year". Tenant shall also pay as Rent for the Expansion Premises, commencing on the Expansion Rent Commencement Date, the Additional Rent, determined pursuant to Section 4 of the Lease, and all other amounts payable by Tenant to Landlord pursuant to the Lease and this Third Amendment, at the same time and in the same manner as is set forth in the Lease for the Existing Premises; provided, however, that for purposes of calculating the Additional Rent due with respect to the Expansion Premises, the proviso at the end of the first sentence of Section 4.A of the Lease shall be deemed to be deleted.

      5. Tenant Improvements. The Expansion Premises shall be delivered by Landlord and accepted by Tenant on the Effective Date. Landlord has completed the Base Building Shell in the Expansion Premises as described in Exhibit G-1 to this Third Amendment, and the additional initial improvements in the Expansion Premises will be completed by Tenant in accordance with the Tenant Construction Agreement attached to this Third Amendment as Exhibit D-1.

      6. Parking. Tenant shall be provided with additional parking spaces in connection with its lease of the Expansion Premises, pursuant to the provisions of Exhibit F-1 attached to this Third Amendment. The terms and provisions of such Exhibit F-1 shall govern the additional parking spaces provided pursuant to this Third Amendment, rather than the terms and provisions of Exhibit F attached to the Lease.

      7. Brokerage Commissions. Landlord and Tenant hereby represent and warrant to each other that, except for the commission due to CB Richard Ellis as the broker for Landlord, and to The Clark Group as the broker for Tenant, each of which shall be paid by Landlord pursuant to separate agreements, no commission is due and payable to any other broker or other leasing agent in connection with this Third Amendment as a result of its own dealings with such other broker or leasing agent. Landlord and Tenant hereby agree to indemnify and hold each other harmless from and against all loss, damage, cost, and expense (including reasonable attorneys' fees) suffered by the other party as a result of a breach of the foregoing representation and warranty.

      8. Full Force and Effect. Except as amended herein, all terms and conditions of the Lease shall remain in full force and effect throughout the duration of the Term. The Lease, as amended herein, constitutes the entire agreement between the parties hereto and no further modification of the Lease, as
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amended herein, shall be binding unless evidenced by an agreement in writing signed by Landlord and Tenant.

      9. Status of Lease Obligations. Tenant acknowledges and certifies that as of the date hereof, Landlord has performed all covenants and obligations on the part of Landlord to be performed under the Lease and that Tenant has no claims or right of offset against Landlord.

      10. No Options. The submission of an unsigned copy of this Third Amendment to Tenant shall not constitute an offer or option with respect to the matters contained herein. This Third Amendment shall become effective and binding only upon execution and delivery by both Landlord and Tenant.

      IN WITNESS WHEREOF, Landlord and Tenant have executed this Third Amendment as of the day and year first above written.

TENANT:                                   LANDLORD:

TANNING TECHNOLOGY CORPORATION,           DENVER HINES DEVELOPMENT, LLC, a
A Delaware corporation                    Delaware limited liability company

By:_________________________________      By:________________________________

   Print Name:______________________      ___________________________________

   Its:_____________________________      ___________________________________
                                          Manager

                                       B.

ATTEST:____________________________

                 [SEAL]